Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2008 SECOND QUARTER RESULTS

IRVINE, CALIFORNIA, July 30, 2008, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2008 second quarter operating results.

2008 Second Quarter Financial and Operating Highlights From Continuing and Discontinued Operations:

•	Homebuilding cash on balance sheet of $572.4 million;

•	Homebuilding debt reduction of $156.3 million during the quarter (including $128.5 million extinguished in exchange for warrants issued to purchase Senior Preferred Stock);

•	Cash flows used in operating activities of $62.9 million;

•	Homebuilding segment pretax loss from continuing operations of $185.2 million compared to $243.7 million last year;

•	Consolidated net loss per share of $3.82 vs. net loss per share of $2.56 last year;

•	Consolidated net loss of $248.2 million compared to a net loss of $165.9 million last year;

•

$149.2 million of pretax charges related to inventory and joint venture impairments and land deposit write-offs, a $130.9 million noncash charge related to a valuation allowance for the Company’s deferred tax asset and a $9.1 million noncash charge related to the early extinguishment of $128.5 million of homebuilding debt; and

•

Loss of $14.7 million, or $0.23 per share, excluding aggregate charges totaling $3.59 per share** related to after-tax impairment and tax valuation allowance charges and a noncash charge related to the early extinguishment of debt.

2008 Second Quarter Financial and Operations Highlights From Continuing Operations Resulted in the Following:

•	Homebuilding revenues of $410.6 million vs. $660.9 million last year;

•	New home deliveries of 1,237*, down 19% from 1,520* last year;

•	1,241* net new home orders, down 21% from 1,564* last year;

•	Cancellation rate of 25%*, down from 28%* in the prior year period and up slightly from 24%* for the 2008 first quarter;

•	22% reduction in completed and unsold sold homes from 537* homes at March 31, 2008 to 421* homes at June 30, 2008; and

•	Quarter-end backlog of 1,515* homes, valued at $522.5 million compared to 2,589* homes valued at $1,068.2 million a year ago.

The net loss for the quarter ended June 30, 2008 was $248.2 million, or $3.82 per share, compared to a net loss of $165.9 million, or $2.56 per share, in the year earlier period. Homebuilding revenues from continuing operations for the 2008 second quarter were $410.6 million versus $660.9 million last year. The Company’s results for the 2008 second quarter included pretax impairment charges of $149.2 million, or $93.5 million or $1.44 per share after tax. The impairment charges consisted of: $127.4 million related to ongoing consolidated real estate inventories; $1.6 million related to land sold or held for sale; $14.3 million related to the Company’s share of joint venture impairment charges; and $5.9 million related to land deposit and capitalized preacquisition cost write-offs for abandoned projects. In addition, the 2008 second quarter operating results also included a noncash charge of $130.9 million, or $2.01 per share, related to an increase in the Company’s deferred tax asset valuation allowance, and a noncash charge of $9.1 million, or $0.14 per share, related to the early extinguishment of $128.5 million of homebuilding debt exchanged for warrants to purchase Senior Preferred Stock. Excluding these charges, the Company generated a loss of $14.7 million, or $0.23 per share.**

“While the Company’s management team continues to focus intensely on managing the business during these challenging times, we are very excited about the recently announced capital infusion from MatlinPatterson,” said Jeffrey V. Peterson, Chairman, CEO and President of Standard Pacific Corp. “The additional equity, including the debt for warrant exchange, will meaningfully strengthen the Company’s balance sheet Enabling us to more effectively weather the current downturn and positioning us to better compete as market conditions improve.”

“In connection with the MatlinPatterson transaction, the Company restructured its bank credit facilities to provide increased flexibility and headroom during these difficult housing conditions. The Company reduced the aggregate commitment levels and outstanding unsecured borrowings under the facilities in exchange for the elimination of many of the financial covenants.”

“It is clear that the housing market and the broader U.S. economy remain challenged and continue to deteriorate further. Nonetheless, we will remain focused on generating sales and deliveries, reducing inventory levels, carefully managing cash and optimizing our overhead structure,” concluded Mr. Peterson.

Equity Investment and Debt Reduction

As reported earlier, the Company closed the first phase of its $530 million equity commitment from MatlinPatterson Global Advisors LLC and amended its revolving credit facility and term loans (the “Credit Facilities”). As a result of paying down a portion of the Credit Facilities and extinguishing debt previously owned by MatlinPatterson, the Company was able to reduce its aggregate homebuilding debt balance during the 2008 second quarter by $156.3 million, net of approximately $47.7 million of project specific debt assumed in conjunction with the unwinding of one Southern California joint venture, and ended the 2008 second quarter with $572.4 million of homebuilding cash on its balance sheet. Further details about these transactions can be found in the Company’s forthcoming 2008 second quarter Form 10-Q.

Inventory Reduction

As a result of the continued focus on inventory reduction initiatives, Standard Pacific’s owned or controlled lot position stood at approximately 29,135 lots (including discontinued operations) at June 30, 2008, a 44% reduction from the year ago level and a 61% decrease from the peak lot count at December 31, 2005.

Joint Venture Update

The Company continued to make progress with respect to its homebuilding and land development joint ventures during the 2008 second quarter. The Company purchased and unwound two Southern California joint ventures during the 2008 second quarter for aggregate net cash payments totaling approximately $53.0 million and the assumption of approximately $47.7 million of joint venture debt. In addition, the Company and its joint venture partner unwound a third Southern California joint venture whereby each partner purchased approximately 50% of the lots from the joint venture, of which the Company paid approximately $30.3 million. The Company also made a $775,000 loan remargin payment related to one Southern California joint venture during the 2008 second quarter. As a result of these and other actions, the Company saw its absolute level of joint venture debt decrease by $136.6 million during the 2008 second quarter to $507.3 million. Subsequent to June 30, 2008, the Company exited two Northern California joint ventures that had joint venture debt totaling $29.3 million for a combined payment of approximately $3.3 million. The Company continues to evaluate its homebuilding joint ventures and may exit additional joint ventures in the future, which may be accomplished by acquiring its partner’s interest, disposing of its interest or other means.

Homebuilding Operations

	Three Months Ended June 30,
	2008	2007	% Change
	(Dollars in thousands)
Homebuilding revenues:
California	$211,541	$293,363	(28%)
Southwest (1)	115,595	214,553	(46%)
Southeast	83,498	153,000	(45%)

Total homebuilding revenues	$410,634	$660,916	(38%)

Homebuilding pretax loss:
California	$(85,475)	$(171,510)	(50%)
Southwest (1)	(52,219)	(46,422)	12%
Southeast	(33,540)	(24,689)	36%
Corporate	(13,947)	(1,100)	1,168%

Total homebuilding pretax loss	$(185,181)	$(243,721)	(24%)

Homebuilding pretax impairment charges:
California	$68,595	$182,496	(62%)
Southwest (1)	49,989	61,905	(19%)
Southeast	30,601	35,455	(14%)

Total homebuilding pretax impairment charges	$149,185	$279,856	(47%)

(1)	Excludes the Company’s San Antonio and Tucson divisions, which are classified as discontinued operations.

The Company generated a homebuilding pretax loss from continuing operations for the 2008 second quarter of $185.2 million compared to a pretax loss of $243.7 million in the year earlier period. The decrease in pretax loss was primarily the result of a $130.7 million decrease in pretax impairment charges, a $23.6 million decrease in joint venture loss (to a loss of $17.8 million), a $12.0 million decrease in the Company’s absolute level of selling, general and administrative (“SG&A”) expenses and an $8.2 million decrease in other expense, which was partially offset by a 38% decrease in homebuilding revenues to $410.6 million. The Company’s homebuilding operations for the 2008 second quarter included the following pretax charges from continuing operations: a $129.0 million inventory impairment charge (including $1.6 million for land sold or held for sale); a $14.3 million charge related to the Company’s share of joint venture impairments; a $5.9 million charge related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects; and a $9.1 million noncash charge related to the early extinguishment of $128.5 million of homebuilding debt exchanged for Warrants to purchase Senior Preferred Stock. The inventory impairment charges were included in cost of sales, while the land deposit and capitalized preacquisition cost write-offs and the noncash charge related to the early extinguishment of debt were included in other income (expense).

The 38% decrease in homebuilding revenues for the 2008 second quarter was primarily attributable to a 19% decrease in new home deliveries (exclusive of joint ventures and discontinued operations), a 10% decrease in the Company’s consolidated average home price to $327,000 and a $101.4 million year-over-year decrease in land sale revenues.

	Three Months Ended June 30,
	2008	2007	% Change
New homes delivered:
Southern California	306	194	58%
Northern California	163	123	33%

Total California	469	317	48%

Arizona (1)	149	263	(43%)
Texas (1)	176	268	(34%)
Colorado	72	104	(31%)
Nevada	12	11	9%

Total Southwest	409	646	(37%)

Florida	224	352	(36%)
Carolinas	135	205	(34%)

Total Southeast	359	557	(36%)

Consolidated total	1,237	1,520	(19%)

Unconsolidated joint ventures:
Southern California	26	65	(60%)
Northern California	30	24	25%
Illinois	1	9	(89%)

Total unconsolidated joint ventures	57	98	(42%)

Discontinued operations	46	152	(70%)

Total (including joint ventures)	1,340	1,770	(24%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

New home deliveries (exclusive of joint ventures and discontinued operations) decreased 19% during the 2008 second quarter as compared to the prior year period. Deliveries declined in substantially all of the markets outside of California, reflecting the continued slowdown in order activity, a decrease in our backlog levels and weaker housing demand experienced in all of those markets. Deliveries in California increased 48% during the 2008 second quarter as compared to the prior year period driven by the Company’s efforts to aggressively move completed and unsold spec homes combined with the shorter escrow periods required to close homes, and a 10% increase in the average number of selling communities. Despite the increase in new home deliveries achieved in California during the 2008 second quarter, the Company continues to experience challenging housing market conditions throughout the state as evidenced by the need to provide substantial sales incentives and price cuts in order to sell homes.

	Three Months Ended June 30,
	2008	2007	% Change
Average selling prices of homes delivered:
Southern California	$457,000	$768,000	(40%)
Northern California	413,000	545,000	(24%)

Total California	442,000	682,000	(35%)

Arizona (1)	236,000	328,000	(28%)
Texas (1)	280,000	257,000	9%
Colorado	374,000	336,000	11%
Nevada	280,000	321,000	(13%)

Total Southwest	280,000	300,000	(7%)

Florida	215,000	275,000	(22%)
Carolinas	258,000	231,000	12%

Total Southeast	231,000	258,000	(10%)

Consolidated (excluding joint ventures)	327,000	364,000	(10%)
Unconsolidated joint ventures	468,000	450,000	4%

Total continuing operations (including joint ventures)	$333,000	$369,000	(10%)

Discontinued operations (including joint ventures)	$195,000	$194,000	1%

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

During the 2008 second quarter, the Company’s consolidated average home price from continuing operations (excluding joint ventures and discontinued operations) decreased 10% to $327,000 compared to the year earlier period. The overall decrease was due primarily to the significant level of incentives, discounts and price cuts required to sell homes in most of our markets, partially offset by changes in the Company’s geographic delivery mix, whereby a greater percentage of homes were delivered from the higher priced California markets.

The Company’s average home price in California for the 2008 second quarter decreased 35% from the year earlier period driven primarily by the increased use of incentives and discounts and the following regional changes. In Southern California, our average home price was off 40% compared to the prior year period primarily due to increased incentives, discounts and price cuts required to generate sales combined with a product mix shift within the region, including a greater distribution of deliveries generated in the 2008 second quarter from our more affordable Inland Empire operation. In Northern California, the average home price was down 24% as a result of the meaningful level of incentives and discounts used to sell homes combined with an increase in deliveries from our more affordable Sacramento and Central Valley operations during the 2008 second quarter.

In the Southwest, the Company’s average home price was off 7% from the year earlier period. The Company’s average price in Arizona decreased 28% year-over-year reflecting the extremely competitive Phoenix market and the increased use of incentives and price cuts utilized to generate sales. In Texas and Colorado, average prices increased 9% and 11%, respectively, as compared to the year earlier period reflecting primarily a shift in product mix to larger, more expensive homes and, was offset in part by price erosion experienced in these markets. In Nevada, the average home price was down 13% from the year earlier period reflecting the extremely weak housing market conditions in the Las Vegas area.

The Company’s average home price in the Southeast for the 2008 second quarter declined 10% from the year earlier period. In Florida, the average sales price was down 22% from the year ago period and primarily reflected the substantial level of incentives and discounts required to sell homes across all of the Company’s Florida markets, and to a lesser degree, a geographic and product mix shift within the state. The Company’s average price was up 12% in the Carolinas from the 2007 second quarter which primarily reflected a change in product mix towards more detached home deliveries from our Raleigh operation in the 2008 second quarter as compared to the year ago period.

Homebuilding Gross Margin Percentage

The Company’s 2008 second quarter homebuilding gross margin percentage from continuing operations (including land sales) was down year-over-year to a negative 18.3% from a negative 13.6% in the prior year period. The 2008 second quarter gross margin reflected a $129.0 million pretax inventory impairment charge related to 39 projects, of which $127.4 million related to ongoing projects and $1.6 million related to land or lots that have been or are intended to be sold to third parties. These impairments related primarily to projects located in California, Arizona and Florida, and to a lesser degree, in Colorado, the Carolinas and Texas. Excluding the housing inventory impairment charges from continuing operations, the Company’s 2008 second quarter gross margin percentage from home sales would have been 13.1% versus 20.8% in 2007.** The 770 basis point decrease in the year-over-year as adjusted gross margin percentage was driven primarily by lower gross margins in California, Arizona and Florida, and to a lesser extent, Texas, Colorado and the Carolinas. The lower gross margins in these markets were driven by increased incentives and discounts resulting from weaker demand, decreased affordability, more limited availability of mortgage credit, and an increased level of new and existing homes available for sale in the marketplace. These factors have created a much more competitive market for new homes, which has continued to put downward pressure on home prices. Until market conditions stabilize, the Company may continue to incur additional inventory impairment charges.

SG&A Expenses

The Company’s SG&A expense rate from continuing operations (including corporate G&A) for the 2008 second quarter increased 550 basis points to 19.3% of homebuilding revenues compared to 13.8% for the same period last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to: (i) a lower level of revenues to spread a fixed level of costs over (including a $101.4 million, or 94%, decrease in land sale revenues from the prior year quarter), (ii) a higher level of sales and marketing costs as a percentage of revenues as a result of the Company’s focus on generating sales in these challenging market conditions, and (iii) an increase in professional fees incurred by the Company in connection with exploring a number of strategic and financial alternatives. These increases as a percentage of homebuilding revenues were offset in part by a reduction in personnel costs, as a result of reductions in headcount made to better align our overhead with the weaker housing market, combined with a decrease in the level of the Company’s stock-based incentive compensation expense.

Homebuilding Joint Ventures

The Company recognized a $17.8 million loss from unconsolidated joint ventures during the 2008 second quarter compared to a loss of $41.4 million in the year earlier period. The loss in the 2008 second quarter reflected a $14.3 million pretax charge related primarily to the Company’s share of joint venture impairments related to 8 projects located primarily in California. Excluding the impairment charges, the Company incurred a joint venture loss of approximately $3.5 million** for the 2008 second quarter, of which approximately $2.2 million was generated from land development activity, including the abandonment of one Northern California joint venture, and approximately $1.3 million was generated from new home deliveries reflecting downward pressure on gross margins due to the increased use of sales incentives and discounts. Deliveries from the Company’s unconsolidated homebuilding joint ventures totaled 57 new homes in the 2008 second quarter versus 98 in the prior year period.

Other Income (Expense)

Included in other income (expense) for the three months ended June 30, 2008 and 2007 were pretax charges of approximately $5.9 million and $5.3 million, respectively, related to the write-off of option deposits and capitalized preacquisition costs for abandoned projects. The Company continues to carefully evaluate each land purchase in its acquisition pipeline in light of weakened market conditions and any decision to abandon additional land purchase or lot option transactions could lead to further deposit and capitalized preacquisition cost write-offs. The 2008 second quarter also included a $9.1 million noncash charge related to the exchange of $128.5 million of senior and senior subordinated notes for warrants that were issued to MatlinPatterson to purchase Senior Preferred shares in connection with the previously announced equity investment transaction. For the three months ended June 30, 2007, other income (expense) also included a goodwill impairment charge of $18.0 million related to our Jacksonville division.

	Three Months Ended June 30,
	2008	2007	% Change	% Change Same Store
Net new orders:
Southern California	269	350	(23%)	(30%)
Northern California	219	176	24%	15%

Total California	488	526	(7%)	(15%)

Arizona (1)	139	145	(4%)	2%
Texas (1)	164	253	(35%)	(46%)
Colorado	39	120	(68%)	(55%)
Nevada	12	26	(54%)	(38%)

Total Southwest	354	544	(35%)	(35%)

Florida	252	238	6%	6%
Carolinas	147	256	(43%)	(50%)

Total Southeast	399	494	(19%)	(23%)

Consolidated total	1,241	1,564	(21%)	(25%)

Unconsolidated joint ventures:
Southern California	41	153	(73%)	(25%)
Northern California	28	39	(28%)	(16%)
Illinois	—	7	(100%)	(100%)

Total unconsolidated joint ventures	69	199	(65%)	(34%)

Discontinued operations	25	152	(84%)	130%

Total (including joint ventures)	1,335	1,915	(30%)	(22%)

Average number of selling communities during the period:
Southern California	42	38	11%
Northern California	27	25	8%

Total California	69	63	10%

Arizona (1)	16	17	(6%)
Texas (1)	30	25	20%
Colorado	8	11	(27%)
Nevada	3	4	(25%)

Total Southwest	57	57	0%

Florida	47	47	0%
Carolinas	30	26	15%

Total Southeast	77	73	5%

Consolidated total	203	193	5%

Unconsolidated joint ventures:
Southern California	5	14	(64%)
Northern California	6	7	(14%)
Illinois	1	2	(50%)

Total unconsolidated joint ventures	12	23	(48%)

Discontinued operations	2	28	(93%)

Total (including joint ventures)	217	244	(11%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

Net new orders companywide (excluding joint ventures and discontinued operations) for the 2008 second quarter decreased 21% to 1,241 new homes. The Company’s consolidated cancellation rate for the 2008 second quarter was 25% compared to 28% in the 2007 second quarter and 24% in the 2008 first quarter. The Company’s cancellation rate as a percentage of beginning backlog for the 2008 second quarter was 28%

compared to 23% in the year earlier period. This increase was primarily the result of the significant decline in our backlog levels. Our absolute sales absorption rates continued to reflect difficult housing conditions in most of our markets, resulting from reduced housing affordability, and the higher level of homes available for sale in the marketplace, including increasing levels of foreclosure properties. In particular, the Company’s sales absorption rates in June 2008 were weaker than the prior two months, and thus far the Company has seen these slower trends continue into July 2008. These conditions have been magnified by the tightening of available mortgage credit for homebuyers, including increased pricing for jumbo loans and the substantial reduction in availability of “Alt-A” mortgage products. All of these conditions have resulted in a declining home price environment which has contributed to an erosion of homebuyer confidence and a decrease in the pool of qualified buyers.

Net new orders in California (excluding joint ventures) for the 2008 second quarter decreased 7% from the 2007 second quarter on a 10% higher community count. Net new home orders were down 23% year-over-year in Southern California on an 11% higher average community count. The decrease was due to weaker overall housing demand and an increase in the cancellation rate to 34% in the 2008 second quarter, compared to 28% in the 2007 second quarter and 27% in the 2008 first quarter. Net new orders were up 24% year-over-year in Northern California on an 8% higher community count. The Company’s cancellation rate in Northern California of 16% for the 2008 second quarter was down from 25% in the year earlier period and down slightly from the 19% cancellation rate experienced in the 2008 first quarter.

Net new orders in the Southwest for the 2008 second quarter were down 35% year-over-year. Net new home orders were down 4% in Arizona on a 6% lower average community count. The cancellation rate in Arizona was 23% in the 2008 second quarter, more in line with historical rates in this market, as compared to 39% in the year earlier period. In Texas, net new orders were down 35% on a 20% higher average community count reflecting weaker demand experienced in both the Dallas and Austin markets over the last several quarters and an increase in our cancellation rate in Austin to 25% for the 2008 second quarter as compared to 14% in the year earlier period. In Colorado, net new orders were down 68% on a 27% lower community count, in what continues to be a challenging market. The Company’s cancellation rate in Colorado was 45% for the 2008 second quarter, up measurably from the prior year period and the 2008 first quarter. In Nevada, housing market conditions remain sluggish and extremely competitive as evidenced by the marginal level of new home orders generated from the Company’s Las Vegas division.

In the Southeast, net new orders (excluding joint ventures) decreased 19% during the 2008 second quarter from the year earlier period. Despite the 6% increase in net new orders in Florida during the 2008 second quarter, the Florida markets continued to experience erosion in buyer demand and an increased level of available homes on the market. Our cancellation rate in Florida increased to 23% for the 2008 second quarter as compared to 19% for the 2008 first quarter, but was down meaningfully from 37% in the year earlier period. Net new orders in the Carolinas were off 43% on a 15% higher community count as a result of further slowing in housing demand in these markets.

	At June 30,
	2008	2007	% Change
Backlog (in homes):
Southern California	286	532	(46%)
Northern California	193	242	(20%)

Total California	479	774	(38%)

Arizona (1)	172	337	(49%)
Texas (1)	267	445	(40%)
Colorado	111	202	(45%)
Nevada	21	36	(42%)

Total Southwest	571	1,020	(44%)

Florida	313	477	(34%)
Carolinas	152	318	(52%)

Total Southeast	465	795	(42%)

Consolidated total	1,515	2,589	(41%)

Unconsolidated joint ventures:
Southern California	43	231	(81%)
Northern California	20	75	(73%)
Illinois	3	10	(70%)

Total unconsolidated joint ventures	66	316	(79%)

Discontinued operations	6	167	(96%)

Total (including joint ventures)	1,587	3,072	(48%)

Backlog (estimated dollar value in thousands):
Southern California	$171,779	$429,536	(60%)
Northern California	75,271	119,566	(37%)

Total California	247,050	549,102	(55%)

Arizona (1)	42,212	103,628	(59%)
Texas (1)	82,098	114,384	(28%)
Colorado	38,681	78,355	(51%)
Nevada	6,037	10,048	(40%)

Total Southwest	169,028	306,415	(45%)

Florida	68,688	134,001	(49%)
Carolinas	37,718	78,665	(52%)

Total Southeast	106,406	212,666	(50%)

Consolidated total	522,484	1,068,183	(51%)

Unconsolidated joint ventures:
Southern California	31,310	129,066	(76%)
Northern California	11,183	51,454	(78%)
Illinois	3,708	7,694	(52%)

Total unconsolidated joint ventures	46,201	188,214	(75%)

Discontinued operations	1,183	37,140	(97%)

Total (including joint ventures)	$569,868	$1,293,537	(56%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

The dollar value of the Company’s backlog (excluding joint ventures and discontinued operations) decreased 51% from the year earlier period to approximately $522.5 million at June 30, 2008, reflecting a slowdown in order activity experienced during the first half of 2008, higher cancellation rates experienced during the latter half of 2007 and a shorter average escrow period from sales contract date to delivery date.

	At June 30,
	2008	2007	% Change
Building sites owned or controlled:
Southern California	6,602	11,013	(40%)
Northern California	3,820	5,795	(34%)

Total California	10,422	16,808	(38%)

Arizona (1)	2,609	5,488	(52%)
Texas (1)	2,489	4,449	(44%)
Colorado	557	1,013	(45%)
Nevada	2,357	2,949	(20%)

Total Southwest	8,012	13,899	(42%)

Florida	8,028	11,698	(31%)
Carolinas	2,592	4,161	(38%)
Illinois	61	158	(61%)

Total Southeast	10,681	16,017	(33%)

Discontinued operations	20	5,174	(100%)

Total (including joint ventures)	29,135	51,898	(44%)

Building sites owned	21,000	27,714	(24%)
Building sites optioned or subject to contract	3,843	7,960	(52%)
Joint venture lots	4,272	11,050	(61%)

Total continuing operations	29,115	46,724	(38%)
Discontinued operations	20	5,174	(100%)

Total (including joint ventures)	29,135	51,898	(44%)

(1)	Arizona and Texas exclude the Tucson and San Antonio divisions, which are classified as discontinued operations.

Total building sites owned and controlled as of June 30, 2008 decreased 44% from the year earlier period, which reflects the Company’s efforts to generate cash, reduce its real estate inventories, and to better align its land supply with the current level of new housing demand. These efforts were furthered by the sale of approximately 7,600 lots since June 30, 2007, including the sale of substantially all of the Company’s Tucson and San Antonio assets, and its decision to abandon various land purchase and lot option contracts.

	At June 30,
	2008	2007	% Change
Completed and unsold homes:
Consolidated (1)	421	509	(17%)
Joint ventures (1)	12	12	0%

Total continuing operations	433	521	(17%)
Discontinued operations	8	117	(93%)

Total	441	638	(31%)

Spec homes under construction:
Consolidated (1)	1,143	1,394	(18%)
Joint ventures (1)	311	632	(51%)

Total continuing operations	1,454	2,026	(28%)
Discontinued operations	3	50	(94%)

Total	1,457	2,076	(30%)

Total homes under construction (including specs):
Consolidated (1)	2,382	3,482	(32%)
Joint ventures (1)	368	917	(60%)

Total continuing operations	2,750	4,399	(37%)
Discontinued operations	3	178	(98%)

Total	2,753	4,577	(40%)

(1)	Excludes the San Antonio and Tucson divisions, which are classified as discontinued operations.

The Company’s number of completed and unsold homes from continuing operations (excluding joint ventures) as of June 30, 2008 decreased 17% from June 30, 2007 to 421 homes and decreased 39% from December 31, 2007 as a result of the Company’s efforts to move completed spec homes. The number of homes under construction from continuing operations (exclusive of joint ventures) as of June 30, 2008 decreased 32% from the year earlier period to 2,382 units in response to the Company’s increased focus on managing the level of its speculative inventory and its desire to better match new construction starts with lower sales volume and demand.

Financial Services

In the 2008 second quarter, the Company’s financial services subsidiary generated a pretax loss of approximately $1.4 million compared to pretax income of $187,000 in the year earlier period. The decrease in profitability was driven primarily by a 40% lower level of loans sold during the 2008 second quarter. The decrease in loan sales was primarily the result of a decrease in new home deliveries in the markets which the Company’s financial services subsidiary operates combined with a temporary transition to brokering all loans as the availability of credit became more constrained for our mortgage operations. The Company’s financial services subsidiary now has two mortgage warehouse sources.

Income Taxes

As a result of the continued downturn in the housing market and the uncertainty as to its magnitude and length, the Company recorded a noncash valuation allowance of $130.9 million during the three months ended June 30, 2008 against its net deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” resulting in a total valuation allowance of $395.1 million at June 30, 2008. To the extent that the Company generates eligible taxable income in the future to utilize the tax benefits of the related deferred tax assets, the Company will be able to reduce its effective tax rate by reducing the valuation allowance. Conversely, any future operating losses generated by the Company would likely increase the deferred tax valuation allowance and adversely impact our income tax provision.

As a result of the closing of the first phase of the MatlinPatterson transaction, the Company believes that an ownership change under Internal Revenue Code Section 382 (“Section 382”) occurred during the quarter ended June 30, 2008. Accordingly, the Company may be limited on the use of certain tax attributes that relate to tax periods prior to the ownership change. As such, included in the 2008 second quarter valuation allowance of $130.9 million against the Company’s deferred tax asset is a $60.6 million charge related to the potential Section 382 limitation on the Company’s ability to carry 2008 tax losses back to 2006 for refund purposes. The Company is in the process of evaluating these potential carryback limitations, including potentially soliciting a private ruling from the IRS, and to the extent successful in subsequent quarters may result in the reversal of a portion of the current valuation allowance.

Discontinued Operations

During the fourth quarter of 2007, the Company sold substantially all of its Tucson and San Antonio assets. The Company is actively marketing the remaining assets of these divisions for sale and it is the Company’s intention to fully exit these markets. The results of operations of the Company’s Tucson and San Antonio divisions have been classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and prior periods have been reclassified to conform with current year presentation.

Net losses from discontinued operations for the three months ended June 30, 2008 and 2007 were $745,000 and $17.1 million, respectively.

Earnings Conference Call

A conference call to discuss the Company’s 2008 second quarter will be held at 11:00 am Eastern Time Thursday, July 31, 2008. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (888) 277-7046 (domestic) or (913) 312-0967 (international); Passcode: 1473292. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international); Passcode: 1473292.

About Standard Pacific

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 100,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: housing market conditions; our ability to weather the current downturn and compete effectively as market conditions improve; our focus on generating sales and deliveries, reducing inventory levels, carefully managing cash and optimizing our overhead structure; the potential for exiting additional joint ventures; the potential for further inventory impairment charges and further deposit and capitalized preacquisition cost write-offs; our intention to fully exit the Tucson and San Antonio markets; that all or a portion of our tax valuation allowance could be unwound; the potential impact of future earnings or losses on our deferred tax valuation allowance; and orders and backlog. Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; our significant amount of debt and the impact of restrictive covenants in our credit agreements, public notes, and private term loans and our ability to comply with their covenants; a negative change in our credit rating or outlook; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; proposed legislation restricting down payment assistance programs; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations, including hedging activities; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Senior Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

Press Inquiries: Andrea Priest, (212) 355-4449, Joele Frank, Wilkinson Brimmer Katcher

*	Excludes the Company’s unconsolidated joint ventures and the Company’s Tucson and San Antonio operations, which are included in discontinued operations.

**	Please see “Reconciliation of Non-GAAP Financial Measures” below.

###

(Note: Tables follow)

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in thousands, except per share amounts)
Homebuilding:
Home sale revenues	$404,678	$553,572	(27%)	$750,666	$1,188,407	(37%)
Land sale revenues	5,956	107,344	(94%)	8,211	123,599	(93%)

Total revenues	410,634	660,916	(38%)	758,877	1,312,006	(42%)

Cost of home sales	(478,931)	(628,732)	(24%)	(912,845)	(1,126,266)	(19%)
Cost of land sales	(6,834)	(122,099)	(94%)	(38,329)	(178,223)	(78%)

Total cost of sales	(485,765)	(750,831)	(35%)	(951,174)	(1,304,489)	(27%)

Gross margin	(75,131)	(89,915)	(16%)	(192,297)	7,517	(2,658%)

Gross margin %	(18.3%)	(13.6%)		(25.3%)	0.6%

Selling, general and administrative expenses	(79,135)	(91,100)	(13%)	(158,579)	(185,149)	(14%)
Loss from unconsolidated joint ventures	(17,817)	(41,441)	(57%)	(38,385)	(80,590)	(52%)
Other income (expense)	(13,098)	(21,265)	(38%)	(12,543)	(18,003)	(30%)

Homebuilding pretax loss	(185,181)	(243,721)	(24%)	(401,804)	(276,225)	45%

Financial Services:
Revenues	2,164	4,102	(47%)	8,405	9,679	(13%)
Expenses	(3,514)	(3,915)	(10%)	(7,957)	(8,330)	(4%)
Income from unconsolidated joint ventures	172	272	(37%)	375	531	(29%)
Other income	53	177	(70%)	111	347	(68%)

Financial services pretax income (loss)	(1,125)	636	(277%)	934	2,227	(58%)

Loss from continuing operations before income taxes	(186,306)	(243,085)	(23%)	(400,870)	(273,998)	46%
(Provision) benefit for income taxes	(61,186)	94,272	(165%)	(61,870)	106,938	(158%)

Loss from continuing operations	(247,492)	(148,813)	66%	(462,740)	(167,060)	177%
Loss from discontinued operations, net of income taxes	(745)	(17,106)	(96%)	(1,936)	(39,650)	(95%)

Net loss	$(248,237)	$(165,919)	50%	$(464,676)	$(206,710)	125%

Basic and diluted loss per share:
Continuing operations	$(3.81)	$(2.30)	66%	$(7.13)	$(2.59)	175%
Discontinued operations	(0.01)	(0.26)	(96%)	(0.03)	(0.61)	(95%)

Loss per share	$(3.82)	$(2.56)	49%	$(7.16)	$(3.20)	124%

Weighted average common shares outstanding:
Basic and diluted	64,984,596	64,752,132	0%	64,933,641	64,649,621	0%
Cash dividends per share	$—	$0.04	(100%)	$—	$0.08	(100%)

SELECTED FINANCIAL DATA

	Three Months Ended June 30,
	2008		2007
	(Dollars in thousands)
Net income (loss)	$(248,237)		$(165,919)
Net cash provided by (used in) operating activities	$(62,852)		$165,597
Net cash provided by (used in) investing activities	$18,923		$(80,483)
Net cash provided by (used in) financing activities	$282,373		$(80,529)
Adjusted Homebuilding EBITDA(1)	$(10,859)		$65,938
Homebuilding SG&A as a percentage of homebuilding revenues	19.3%		13.8%
Homebuilding interest incurred	$42,411		$31,501
Homebuilding interest capitalized to inventories owned	$38,754		$27,835
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,657		$3,666
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	0.9	x	3.2	x

(1)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as one measure of the Company’s ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. For the three and twelve months ended June 30, 2008 and 2007, EBITDA from continuing and discontinued operations was calculated as follows:

	Three Months Ended June 30,		LTM Ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Net income (loss)	$(248,237)	$(165,919)	$(1,025,239)	$(274,269)
Add:
Cash distributions of income from unconsolidated joint ventures	185	3,265	7,155	34,254
Provision (benefit) for income taxes	60,769	(103,756)	390	(176,393)
Expensing of previously capitalized interest included in cost of sales	19,930	28,047	114,582	104,020
Impairment charges	134,884	257,872	844,582	650,343
Homebuilding depreciation and amortization	1,613	1,802	7,326	7,613
Amortization of stock-based compensation	1,002	3,630	18,674	13,363
Less:
Income (loss) from unconsolidated joint ventures	(17,645)	(41,184)	(156,502)	(108,847)
Income (loss) from financial services subsidiary	(1,350)	187	(269)	6,096

Adjusted Homebuilding EBITDA	$(10,859)	$65,938	$124,241	$461,682

The table set forth below reconciles net cash provided by (used in) operating activities, from continuing and discontinued operations, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended June 30,		LTM Ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$(62,852)	$165,597	$499,385	$392,274
Add:
Provision (benefit) for income taxes	60,769	(103,756)	390	(176,393)
Deferred tax valuation allowance	(130,871)	—	(395,097)	—
Expensing of previously capitalized interest included in cost of sales	19,930	28,047	114,582	104,020
Excess tax benefits from share-based payment arrangements	—	957	28	1,741
Gain (loss) on early extinguishment of debt	(9,144)	—	(5,254)	—
Less:
Income (loss) from financial services subsidiary	(1,350)	187	(269)	6,096
Depreciation and amortization from financial services subsidiary	203	139	832	580
Loss on sale of property and equipment	—	—	1,439	—
Net changes in operating assets and liabilities:
Trade and other receivables	396	(8,967)	(1,230)	(10,907)
Mortgage loans held for sale	(9,020)	(57,735)	(36,850)	(9,457)
Inventories-owned	50,727	(57,355)	(213,245)	(141,376)
Inventories-not owned	29	(5,233)	(5,554)	(41,136)
Deferred income taxes	26,108	75,470	122,638	226,096
Other assets	32,910	31,551	14,615	34,789
Accounts payable	3,340	1,828	14,126	23,463
Accrued liabilities	5,672	(4,140)	17,709	65,244

Adjusted Homebuilding EBITDA	$(10,859)	$65,938	$124,241	$461,682

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$572,420	$219,141
Trade and other receivables	32,647	28,599
Inventories:
Owned	1,950,588	2,059,235
Not owned	82,130	109,757
Investments in and advances to unconsolidated joint ventures	139,189	293,967
Deferred income taxes	16,335	143,995
Goodwill and other intangibles	35,547	35,597
Other assets	114,240	300,135

	2,943,096	3,190,426

Financial Services:
Cash and equivalents	6,895	12,413
Mortgage loans held for sale	46,537	155,340
Mortgage loans held for investment	13,175	10,973
Other assets	6,350	11,847

	72,957	190,573

Assets of discontinued operations	5,434	19,727

Total Assets	$3,021,487	$3,400,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$66,051	$95,190
Accrued liabilities	230,540	280,513
Liabilities from inventories not owned	36,401	43,007
Revolving credit facility	55,000	90,000
Trust deed and other notes payable	76,975	34,714
Senior notes payable	1,315,446	1,400,344
Senior subordinated notes payable	148,678	249,350

	1,929,091	2,193,118

Financial Services:
Accounts payable and other liabilities	3,556	5,023
Mortgage credit facilities	47,774	164,172

	51,330	169,195

Liabilities of discontinued operations	2,117	5,221

Total Liabilities	1,982,538	2,367,534

Minority Interests	25,269	38,201
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; 381,250 and 0 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively, liquidation preference of $1,000 per share	4	—
Common stock, $0.01 par value; 200,000,000 shares authorized;
72,887,963 and 72,689,595(1) shares issued and outstanding at June 30,	729	727
2008 and December 31, 2007, respectively
Additional paid-in capital	821,070	340,067
Retained earnings	202,204	666,880
Accumulated other comprehensive loss, net of tax	(10,327)	(12,683)

Total Stockholders’ Equity	1,013,680	994,991

Total Liabilities and Stockholders’ Equity	$3,021,487	$3,400,726

(1)	At June 30, 2008 and Dec. 31, 2007, shares outstanding include 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on Sept. 28, 2007.

BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	At June 30,
	2008		2007
Stockholders’ equity per share (1)	$15.58		$24.08
Pro forma stockholders’ equity per common share (2)	$4.23		N/A
Ratio of total debt to total book capitalization (3)	61.9%		55.9%
Ratio of adjusted net homebuilding debt to total book capitalization (4)	50.4%		54.8%
Ratio of total debt to LTM adjusted homebuilding EBITDA (3)	13.3	x	4.3	x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (4)	8.3	x	4.1	x
Homebuilding interest capitalized in inventories owned	$165,031		$141,491
Homebuilding interest capitalized as a percentage of inventories owned	8.4%		4.8%

(1)	At June 30, 2008, shares outstanding exclude 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.

(2)	The pro forma stockholders’ equity per common share amount reflects the as-converted common share value after giving effect of the First Closing of the MatlinPatterson equity transaction. The additional pro forma common shares outstanding include the as-converted Senior Preferred Stock (assuming conversion to Series B Junior Preferred Stock after obtaining shareholder approval and conversion of the junior preferred stock to common stock) and the Warrants (assuming a cashless exercise) at the mandatory exercise prices. In addition, this calculation excludes 7,839,809 shares issued under a share lending agreement related to the Company’s 6% Convertible Senior Subordinated Notes issued on September 28, 2007. The Company believes that the pro forma stockholders’ equity per common share information is useful to investors as a measure to determine the book value per common share after giving effect of the First Closing of the MatlinPatterson transaction assuming full conversion to common stock. This is a non-GAAP financial measure and due to the significance of items adjusted and excluded from this calculation, such measure should not be considered in isolation or as an alternative to operating performance measures. The following table reconciles actual common shares outstanding to pro forma common shares outstanding and calculates pro forma stockholders’ equity per share at June 30, 2008:

Actual common shares outstanding	72,887,963
Add: Conversion of Senior Preferred shares to common shares	125,000,000
Add: Common shares issued under cashless exercise of the Warrants	49,546,048
Less: Common shares outstanding under share lending facility	7,839,809

Pro forma common shares outstanding	239,594,202

Stockholders’ equity (actual amounts rounded to nearest thousand)	$1,013,680,000
Divided by pro forma common shares outstanding	239,594,202

Pro forma stockholders’ equity per common share	$4.23

(3)	Total debt at June 30, 2008 and 2007 includes $47.8 million and $76.8 million, respectively, of indebtedness of the Company’s financial services subsidiary and $3.5 million and $12.2 million, respectively, of indebtedness included in liabilities from inventories not owned. In addition, total debt at June 30, 2007 excludes $51.5 million of indebtedness included in trust deed and other notes payable related to a joint venture that was consolidated as of June 30, 2007. This indebtedness was excluded from the leverage calculation as the joint venture is less than an 80% owned subsidiary of the Company and is therefore excluded from our bank credit facilities and public note covenant calculations.

(4)	Adjusted net homebuilding debt excludes indebtedness included in liabilities from inventories not owned, indebtedness of the Company’s financial services subsidiary and additionally reflects the offset of cash and equivalents in excess of $5 million. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of the Company’s ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently. For purposes of the ratio of adjusted net homebuilding debt to total book capitalization, total book capitalization is adjusted net homebuilding debt plus stockholders’ equity. Adjusted net homebuilding debt is calculated as follows:

	At June 30,
	2008	2007
	(Dollars in thousands)
Total consolidated debt	$1,647,373	$2,033,356
Less:
Indebtedness included in liabilities from inventories not owned	3,500	12,179
Financial services indebtedness	47,774	76,796
Consolidated joint venture indebtedness	—	51,479
Homebuilding cash in excess of $5 million	567,427	3,434

Adjusted net homebuilding debt	$1,028,672	$1,889,468

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES***

The table set forth below reconciles the Company’s earnings (loss) for the three months ended June 30, 2008 to earnings (loss) excluding the after-tax impairment and deferred tax asset valuation charges and the loss on early extinguishment of debt:

	Three Months Ended June 30, 2008
	Net Income (Loss)	Shares	EPS
	(Dollars in thousands, except per share amounts)
Net income (loss)	$(248,237)	64,984,596	$(3.82)
Add: Impairment charges, net of income taxes	93,539	64,984,596	1.44
Add: Deferred tax asset valuation allowance	130,871	64,984,596	2.01
Add: Loss on early extinguishment of debt	9,144	64,984,596	0.14

Net income (loss), as adjusted	$(14,683)	64,984,596	$(0.23)

The table set forth below reconciles the Company’s gross margin and gross margin percentage from home sales for the three months ended June 30, 2008 and 2007, excluding housing inventory impairment charges:

	Three Months Ended June 30,
	2008	Gross Margin %	2007	Gross Margin %
	(Dollars in thousands)
Home sale revenues	$404,678		$553,572
Cost of home sales	(478,931)		(628,732)

Gross margin from home sales	(74,253)	(18.3%)	(75,160)	(13.6%)
Add: Housing inventory impairment charges	127,386		190,363

Gross margin from home sales, as adjusted	$53,133	13.1%	$115,203	20.8%

The table set forth below reconciles the Company’s income (loss) from joint ventures for the three months ended June 30, 2008, excluding joint venture impairment charges:

	Three Months Ended June 30, 2008
	Homebuilding	Land Development	Total
	(Dollars in thousands)
Loss from joint ventures	$(12,585)	$(5,232)	$(17,817)
Add: Joint venture inventory impairment charges	11,273	3,028	14,301

Loss from joint ventures, as adjusted	$(1,312)	$(2,204)	$(3,516)

***	We believe that the measures described above which exclude the effect of impairment and tax valuation charges and loss on early extinguishment of debt are useful to investors as they provide investors with a perspective on the underlying operating performance of the business by isolating the impact of charges related to inventory impairments, land deposit and capitalized preacquisition cost writeoffs for abandoned projects, the tax valuation allowance and loss on early extinguishment of debt. However, it should be noted that such measures are not GAAP financial measures. Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.